Filed Pursuant to Rule 424(b)(3)
                                        Registration No. 333-90117


                          Prospectus Supplement No. 1
        Dated February 22, 2001 (to Prospectus dated December 19, 2000)

                                iGeniSys, Inc.

                   2,955,291 Shares of Class A Common Stock

     This Prospectus Supplement is part of the Prospectus dated December 19, 2000 relating to an offering of up to 2,955,291 shares of our Class A Common Stock by persons who were issued common stock in connection with our capital raising activities or have been or will be issued common stock upon exercise of outstanding warrants and options to purchase shares of common stock.

Third Quarter Fiscal Year 2001 Results.

     A copy of our Quarterly Report on Form 10-QSB for the fiscal quarter ended December 31, 2000 is attached hereto.























          The date of this Prospectus Supplement is February 22, 2001